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                                                                    EXHIBIT 3.26

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/29/1993
   713363005 - 2278O21

           Restated Certificate of Incorporation of Taco Cabana, Inc.

     TACO CABANA, INC. (the "Corporation") is a corporation organized and existing under the laws of the State of Delaware. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 5, 1991. This Restated Certificate of Incorporation restates, integrates, and further amends the original Certificate of Incorporation of the Corporation, as amended. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Corporation's Board of Directors and stockholders.

     NOW, THEREFORE, the text of the present Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

                      RESTATED CERTIFICATE OF INCORPORATION

     FIRST: The name of the Corporation is TACO CABANA, INC.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the Corporation's registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The aggregate number of Shares of all Classes of stock which the Corporation shall have authority to issue is 32,500,000 shares, consisting Of 2,500,000 shares of preferred stock (to be issued from time to time in one or more series, as described hereunder), $1.00 par value (herein called the "Preferred Stock"), and 30,000,000 shares of common stock, $.01 par value (herein called the "Common Stock").

          The following is a statement of the designations and the powers, preferences end rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

                                       I.

                                  COMMON STOCK

     1. Dividends. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the rights of holders of Preferred Stock.

     2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of all shares of Preferred Stock to which they shall be entitled, the holders of Common Stock

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shall be entitled to share ratably based upon the number of shares of Common
Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

     3. Voting Rights. All shares of Common Stock shall be identical with each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

                                       II.

                                 PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such Series shall have such designations, preferences, limitations, and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware. The Board of Directors, in such resolution of resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

     FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation. Directors need not be elected by written ballot unless expressly required by the Bylaws of the Corporation.

     SIXTH: A director or the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: The number of directors constituting the Board Of Directors from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

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     EIGHTH: The Corporation shall indemnify each of the individuals who may be indemnified, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), as it may be amended from time to time, in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 145. In addition, the Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by such section. The Corporation shall promptly make or cause to be made any determination which section 145 requires.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 27th day of December, 1993.

                                       TACO CABANA, INC.


                                       By /s/ James Eliasberg
                                          --------------------------------------
                                          James Eliasberg, Senior Vice President

[Seal]

Attest:


/s/ Judith L. Reitzer
----------------------------
Judith L. Reitzer, Secretary

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